EXHIBIT 99.1

Harsco Announces Record Third Quarter Results

 * Third quarter sales up 13 percent to a record $1.04 billion;
   diluted EPS from continuing operations up 19 percent to a record
   $0.99
 * Record performance led by Company's Access Services Segment
 * Company adjusts full-year 2008 diluted EPS guidance from continuing operations from a range of $3.50 to $3.55 to a new range of $3.20 to $3.25, excluding one-time restructuring charge expected in Q4, reflecting the effects of the global financial and economic crisis
 * Company initiates 2009 diluted EPS guidance from continuing operations in the range of $3.20 to $3.30
 * Restructuring actions are expected to generate savings of approximately $30 million in 2009

HARRISBURG, Pa., Oct. 30, 2008 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported third quarter 2008 results from continuing operations.

Third Quarter and Nine Months 2008 Highlights

Third quarter 2008 diluted EPS from continuing operations was a record $0.99, up 19 percent from $0.83 in the third quarter of 2007. Income from continuing operations was a record $84.0 million compared with $70.3 million last year, an increase of 20 percent. Overall operating margins were 12.8 percent, compared with 13.4 percent in the third quarter of last year. Third quarter sales totaled a record $1.04 billion, up 13 percent from sales of $927 million in the same period last year. The weaker U.S. dollar during the quarter in relation to foreign currencies added approximately $18 million to third quarter sales and approximately $3.4 million to pre-tax income, but was also a factor in the Company's increased fuel costs. The Company was particularly impacted during the quarter in its Mill Services Segment, which incurred net higher fuels costs of approximately $6.1 million compared with last year. Third quarter 2008 results benefited from a pre-tax net asset gain of approximately $6.8 million in the Access Services Group, as compared with a third quarter 2007 pre-tax gain of approximately $3.6 million in the Minerals & Rail Group.

For the first nine months of 2008, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $231.2 million, or $2.73 per diluted share, compared with income from continuing operations of $192.7 million, or $2.28 per diluted share in the first nine months of 2007, an increase of 20 percent in both income and diluted EPS. Sales for the first nine months of 2008 were $3.1 billion, an increase of 15 percent from $2.7 billion in the same period a year ago. Foreign currency translation increased sales in the first nine months by $138 million, and contributed $17.6 million to pre-tax income from continuing operations. The weaker U.S. dollar during the first nine months also contributed to an approximately $17.8 million year-over-year increase in net fuel costs for the Company's Mill Services Segment. It should be noted that it takes approximately one to two quarters for this segment's fuel inventories to fully run through its operations. Thus, the Company expects to see the benefit of the recent dramatic drop in fuel costs in the next several quarters.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "We delivered another strong performance in the third quarter with solid organic revenue and earnings growth. Each of our three business groups performed close to previous expectations for the quarter, despite the onset of the global financial and economic crisis. I am proud of the way the Harsco team has performed in arguably the most turbulent and challenging economic and financial period of our time.

"The recent events have created enormous uncertainty and anxiety throughout the world. The crisis of confidence in the financial markets and the growing evidence that both the U.S. and Western Europe are in a recession have caused our near-term prospects to become more guarded. During the month of October, we have seen an unprecedented reduction in global steel production as well as the postponement of construction projects due principally to the credit freeze. While this will obviously have a significant negative impact on our results for the fourth quarter of this year, we consider this to be somewhat of an anomaly. Steel production cuts of this depth and breadth are not likely to be sustained for long periods of time, and there may already be some signs that the credit crunch is beginning to ease. Nonetheless, we are proactively taking a number of important countermeasures to reinforce 2009 performance, including:

 * We are accelerating cost reduction actions and are undertaking a company-wide initiative to reduce our cost structure.  We expect to take a restructuring charge in the fourth quarter of approximately
   $20 million, or approximately $0.17 per diluted share.  The annualized benefits associated with this charge are estimated to be in the area of $30 million, or approximately $0.25 per diluted share, to be realized in 2009.
 * We are aggressively cutting costs across the enterprise, including curbs on travel and hiring.  We expect our overall employment levels in 2009 to be below 2008.
 * We are planning to significantly reduce growth capital expenditures in 2009 by approximately $150 million from 2008.  We intend to redeploy this discretionary cash for share repurchases and targeted acquisitions.
 * We are or will redeploy equipment from slowing markets to new projects in such strategically important areas as the Middle East and Africa, India, China, and several other key countries.

"While the global economic conditions are certainly a challenge, I am confident that these actions along with our new LeanSigma(r) continuous improvement program will significantly reduce our cost structure, and that we will emerge from these uncertain times an even stronger company.

"I would like to remind everyone, including our valued shareholders and employees and others who follow us, of our well-balanced and diversified portfolio of high quality businesses, along with a strong and experienced management team with a history of execution. We continue to be a financially sound company that generates prodigious cash flows, and our debt to capital ratio is near a multi-year low of 39.6 percent. Our debt is over 85 percent fixed and our liquidity is strong. As such, Harsco will have considerable cash flows to consider stock buybacks, debt paydown, acquisitions and other initiatives to support earnings in 2009, without the need to add significant leverage to our balance sheet.

"Despite the current headwinds, Harsco has many attributes that we strongly believe will allow us to perform well in 2009 and return to more normalized growth in 2010 and beyond. Our confidence is underpinned by the countermeasures discussed above, a record backlog in our Minerals & Rail Group, a solid foundation of business in our Access Services and Mill Services Segments which both have a substantial recurring revenue stream, and the expected benefit from substantially lower fuel and LIFO costs."

Third Quarter Business Review

Access Services

Third quarter 2008 sales increased 12 percent to $393 million from $351 million last year. Organic growth contributed $25 million, or 7 percent; acquisitions contributed $4 million, or approximately 1 percent; and positive foreign currency translation contributed $13 million, or 4 percent. Operating income increased by 25 percent to $60.0 million in the third quarter, up from $48.1 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $3 million in this year's third quarter. Operating margins increased to 15.3 percent in the third quarter from 13.7 percent last year. Included in this year's third quarter was a $6.8 million net pre-tax gain, principally from the sale of property. Adjusting for this gain, third quarter operating income was up almost 11 percent and operating margins would have been 13.5 percent, essentially equal to last year's record third quarter margins.

The solid third quarter performance was the result of improved results in the Middle East, Asia-Pacific and North America, more than offsetting weaker performance from the U.K., Ireland, Denmark and other parts of Europe.

The near-term outlook for the Access Services Segment will be negatively affected by continued uncertainty in the credit markets, which has deferred equipment sales and some construction projects. The current weakness in the commercial construction market, particularly in Western Europe and the U.S., is being partially offset by a steady level of activity from the Company's industrial maintenance services, global infrastructure projects, and continued overall growth in the Middle East. In addition, new geographies will also contribute to this segment's performance.

Mill Services

Sales in the third quarter of 2008 increased 13 percent to $424 million from $376 million in last year's comparable quarter. Organic sales were up $37 million, or 10 percent; acquisitions contributed over $5 million, or approximately 1 percent; and positive foreign currency translation contributed almost $6 million, or 2 percent. Third quarter operating income decreased by 3 percent to $33.3 million from $34.5 million in the comparable period last year. Foreign currency translation contributed $1.5 million to operating income in the quarter. Operating margins in the quarter decreased to 7.9 percent from last year's 9.2 percent due principally to higher fuel costs and higher than expected production cuts by steel mills across the globe, particularly in September. Higher net fuel costs continued to negatively impact margins in the quarter, up $6.1 million over last year and up $17.8 million in the first nine months. Recent declines in oil prices, if sustained, should have a measurable positive effect on operating results in the Mill Services segment in 2009.

Recent economic uncertainties are causing steel companies globally to significantly scale back production in the fourth quarter. Mills have also been accelerating planned maintenance outages in an effort to better balance production and end-market demand. These customer actions will have a significant negative impact in the fourth quarter on the Company's Mill Services results. Entering 2009, the Company expects that much of this impact will be offset by substantially lower fuel costs, new contract signings, its exit from underperforming contracts and other cost optimization initiatives the Company is implementing. As it enters the later quarters of 2009, the Company expects steel production to begin to return to more normalized levels.

Minerals & Rail Services and Products

Sales of $228 million in the third quarter of 2008 were 14 percent higher than the $200 million in the same period last year. Organic growth contributed $28 million, or virtually all of the increase, as contributions from an acquisition and foreign currency effects were not material in the quarter. Operating income was essentially flat in the third quarter of 2008 at $42.0 million, compared with $42.3 million in last year's third quarter. However, last year's third quarter results benefited from a pre-tax asset gain of approximately $3.6 million. Adjusting for this gain in 2007, operating income in 2008 increased 8 percent. Operating margins in the third quarter of 2008 were 18.4 percent, below last year's 21.1 percent. However, adjusting for the asset gain, the third quarter operating margins in 2007 would have been approximately 19.3 percent, as opposed to 21.1 percent. Operating margins in 2008 were negatively affected by higher LIFO costs of $4.5 million, principally due to higher steel prices, as was discussed in the Company's second quarter 2008 release and conference call.

For the fourth quarter of 2008, the Company expects the Minerals & Rail Services and Products Group to continue to be negatively impacted by higher LIFO costs and substantially lower metals prices within its minerals business. All other business units are expected to perform better than last year's fourth quarter.

Liquidity, Capital Resources and Other Matters

Cash flow from operating activities for the first nine months of 2008 was a record $382 million, compared with $372 million in 2007. The 2008 cash flow from operating activities includes a $20 million tax cash payment on the December 2007 sale of GasServ. Adjusting for this tax payment, cash flow from operating activities increased 8 percent over the same period last year. The Company continues to expect the achievement of record cash flows from operations in 2008.

During the first nine months of 2008, the company's total debt increased by $30 million to $1.1 billion at September 30, 2008. However, the debt-to-capital ratio has decreased by 120 basis points to 39.6 percent at the end of the third quarter of 2008, down from 40.8 percent at the end of 2007.

The Company recorded improved Economic Value Added (EVA(r)) in the first nine months of 2008 compared with the same period last year.

Share Repurchases

The Company has repurchased approximately 1.1 million shares since the beginning of the year, including close to 755,000 shares purchased in the third quarter. Approximately 5 million shares remain under the Company's share repurchase authorization. The Company believes that at current levels, Harsco shares are significantly undervalued. It is the current intention of the Company to commence repurchases once its quarterly black-out period expires on October 31, 2008.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "The breadth, depth and speed of the current financial and economic crisis are virtually without precedent. Given the current uncertainty in many of our end markets and the recent actions of many of our customers, a downward revision in our earnings expectations for the fourth quarter of 2008 is both prudent and warranted. As a result, we are adjusting our full year 2008 guidance for diluted EPS from continuing operations to a new range of $3.20 to $3.25, excluding a one-time restructuring charge, from the previous range of $3.50 to $3.55 per diluted share. Using the midpoint of this adjusted guidance, this reflects an increase of more than 7 percent from 2007's diluted EPS from continuing operations of $3.01, and still reflects a record year for the Company.

"Moreover, in these challenging times we think it is important to give shareholders and potential investors our current view for 2009. In that regard, assuming that we begin to see some relief from the current credit crisis and the beginning of a return of economic confidence by the second half of 2009, the Company's present view is that 2009 diluted EPS from continuing operations will be in the range of $3.20 to $3.30. This view is supported by the proactive countermeasures discussed above, lower fuel costs, the record backlog in our Minerals & Rail Group, our continuing geographic growth opportunities, lower LIFO costs, our strong discretionary cash flows that will allow us to repurchase shares and complete acquisitions, and the benefit from exiting underperforming contracts in 2008. These positive items should counter the negative effects of the rising U.S. dollar, higher pension costs, and the near-term challenges in the steel and construction markets."

Discontinued Operations

The third quarter 2008 results for discontinued operations include an additional $2.8 million income tax expense on the December 2007 sale of its Gas Technologies business. The third quarter results also include approximately $1 million in ongoing costs for the divested business.

The sale of the Gas Technologies business has also negatively affected the Company's cash flow from operating activities in 2008, as discussed above.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time (please note new time) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 66061954. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 66061954.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and development. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                         Three Months Ended       Nine Months Ended
 (In thousands, except      September 30            September 30
  per share amounts)      2008        2007        2008        2007
 -----------------------------------------------------------------------
 Revenues from
  continuing
  operations:
  Service revenues    $  876,633  $  785,514    $2,673,751    $2,318,758
  Product revenues       168,264     141,850       458,524       394,780
 -----------------------------------------------------------------------
   Total revenues      1,044,897     927,364     3,132,275     2,713,538
 -----------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
  Cost of services
   sold                  644,401     570,173     1,968,990     1,694,388
  Cost of products
   sold                  117,940      97,274       316,102       281,933
  Selling, general
   and
   administrative
   expenses              153,518     133,314       470,482       388,382
  Research and
   development
   expenses                1,177         864         3,738         2,590
  Other (income)
   expenses               (6,012)      1,011        (6,129)         (905)
 -----------------------------------------------------------------------
   Total costs and
    expenses             911,024     802,636     2,753,183     2,366,388
 -----------------------------------------------------------------------

   Operating income
    from continuing
    operations           133,873     124,728       379,092       347,150

 Equity in income of
  unconsolidated
  entities, net              282         326           932           739
 Interest income           1,066         744         2,866         2,956
 Interest expense        (19,650)    (20,976)      (55,844)      (60,092)
 -----------------------------------------------------------------------

   Income from
    continuing
    operations
    before income
    taxes and
    minority
    interest             115,571     104,822       327,046       290,753

 Income tax expense      (30,048)    (32,190)      (89,236)      (91,179)
 -----------------------------------------------------------------------

   Income from
    continuing
    operations
    before minority
    interest              85,523      72,632       237,810       199,574

 Minority interest
  in net income           (1,553)     (2,379)       (6,578)       (6,838)
 -----------------------------------------------------------------------

 Income from
  continuing
  operations              83,970      70,253       231,232       192,736
 -----------------------------------------------------------------------

 Discontinued
  operations:
  Income (loss) from
   discontinued
   business                 (852)      9,038        (1,438)       20,538
  Income tax expense
   related to the
   sale of the Gas
   Technologies
    Segment               (2,834)     (1,969)       (2,588)       (5,229)
 -----------------------------------------------------------------------
 Income (loss) from
  discontinued
  operations              (3,686)      7,069        (4,026)       15,309
 -----------------------------------------------------------------------
   Net Income         $   80,284  $   77,322    $  227,206    $  208,045
 =======================================================================

 Average shares of
  common stock
  outstanding             84,089      84,189        84,244        84,128

 Basic earnings per
  common share:
  Continuing
   operations         $     1.00  $     0.83    $     2.74    $     2.29
  Discontinued
   operations              (0.04)       0.08         (0.05)         0.18
 -----------------------------------------------------------------------
 Basic earnings per
  common share        $   0.95(a) $     0.92(a) $     2.70(a) $     2.47
 =======================================================================

 Diluted average
  shares of common
  stock outstanding       84,537      84,762        84,712        84,682

 Diluted earnings
  per common share:
  Continuing
   operations         $     0.99  $     0.83    $     2.73    $     2.28
  Discontinued
   operations              (0.04)       0.08         (0.05)         0.18
 -----------------------------------------------------------------------
 Diluted earnings
  per common share    $     0.95  $     0.91    $     2.68    $     2.46
 =======================================================================

 (a) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                            September 30   December 31
 (In thousands)                                 2008          2007
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $    89,902   $   121,833
  Trade accounts receivable, net                845,114       779,619
  Other receivables, net                         57,265        44,475
  Inventories                                   351,941       310,931
  Other current assets                          106,886        88,016
  Assets held-for-sale                               --           463
 ---------------------------------------------------------------------
   Total current assets                       1,451,108     1,345,337
 ---------------------------------------------------------------------
 Property, plant and equipment, net           1,627,262     1,535,214
 Goodwill, net                                  697,911       720,069
 Intangible assets, net                         161,979       188,864
 Other assets                                   140,686       115,946
 ---------------------------------------------------------------------
   Total assets                             $ 4,078,946   $ 3,905,430
 =====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                     $    40,204   $    60,323
  Current maturities of long-term debt            4,973         8,384
  Accounts payable                              313,368       307,814
  Accrued compensation                           95,036       108,871
  Income taxes payable                           29,926        41,300
  Dividends payable                              16,295        16,444
  Insurance liabilities                          55,133        44,823
  Advances on contracts                         119,097        52,763
  Other current liabilities                     248,533       233,248
 ---------------------------------------------------------------------
   Total current liabilities                    922,565       873,970
 ---------------------------------------------------------------------
 Long-term debt                               1,065,970     1,012,087
 Deferred income taxes                          152,049       174,423
 Insurance liabilities                           65,161        67,182
 Retirement plan liabilities                     90,269       120,536
 Other liabilities                               91,309        91,113
 ---------------------------------------------------------------------
   Total liabilities                          2,387,323     2,339,311
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                   138,901       138,665
 Additional paid-in capital                     135,394       128,622
 Accumulated other comprehensive loss            (6,179)       (2,501)
 Retained earnings                            2,081,095     1,904,502
 Treasury stock                                (657,588)     (603,169)
 ---------------------------------------------------------------------
   Total stockholders' equity                 1,691,623     1,566,119
 ---------------------------------------------------------------------
   Total liabilities and stockholders'
    equity                                  $ 4,078,946   $ 3,905,430
 =====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                             Three Months Ended     Nine Months Ended
                                September 30          September 30
 (In thousands)               2008        2007      2008        2007
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
  Net income                $  80,284  $  77,322  $ 227,206  $ 208,045
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
   Depreciation                80,227     71,227    237,769    204,014
   Amortization                 7,655      7,617     23,104     20,576
   Equity in income of
    unconsolidated entities,
    net                          (282)      (326)      (932)      (739)
   Dividends or
    distributions from
    unconsolidated entities        --         --        484        176
   Other, net                  14,091         86     11,404       (736)
   Changes in assets and
    liabilities, net of
    acquisitions and
    dispositions of
    businesses:
    Accounts receivable           207     (6,659)  (104,498)   (99,777)
    Inventories                (2,380)   (20,441)   (48,226)   (74,665)
    Accounts payable          (28,315)    13,344     13,082     24,559
    Accrued interest payable   11,129      4,140     26,948     19,197
    Accrued compensation        6,699      5,118    (11,669)    (3,205)
    Other assets and
     liabilities                2,303     24,320      7,360     74,898
 ---------------------------------------------------------------------

   Net cash provided by
    operating activities      171,618    175,748    382,032    372,343
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment       (122,595)  (124,978)  (380,878)  (326,179)
  Net use of cash associated
   with the purchases of
   businesses                  (1,965)   (26,486)   (15,539)  (253,809)
  Proceeds from sales of
   assets                      13,533      7,516     20,700     18,289
  Other investing activities   (5,973)    (1,137)     9,305     (2,982)
 ---------------------------------------------------------------------

   Net cash used by
    investing activities     (117,000)  (145,085)  (366,412)  (564,681)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
  Short-term borrowings, net  (92,893)    17,638    (19,109)   238,563
  Current maturities and
   long-term debt:
   Additions                  106,179    130,741    792,552    597,221
   Reductions                 (38,295)  (163,832)  (713,945)  (610,003)
  Cash dividends paid on
   common stock               (16,437)   (14,942)   (49,336)   (44,779)
  Common stock issued-
   options                        261        515      1,537      4,414
  Common stock acquired for
   treasury                   (36,104)        --    (52,962)        --
  Other financing activities   (2,359)      (924)    (5,795)    (4,372)
 ---------------------------------------------------------------------

   Net cash provided (used)
    by financing activities   (79,648)   (30,804)   (47,058)   181,044
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash              (8,377)     6,882       (493)    12,702
 ---------------------------------------------------------------------

 Net increase (decrease) in
  cash and cash equivalents   (33,407)     6,741    (31,931)     1,408

 Cash and cash equivalents
  at beginning of period      123,309     95,927    121,833    101,260
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period          $  89,902  $ 102,668  $  89,902  $ 102,668
 =====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                            Three Months Ended     Three Months Ended
                            September 30, 2008     September 30, 2007
                                      Operating              Operating
                                        Income                 Income
                           Revenues     (loss)    Revenues     (loss)
 ---------------------------------------------------------------------

 Access Services Segment  $  393,292  $  59,998  $  351,262  $  48,056

 Mill Services Segment       423,831     33,287     375,935     34,464

 All Other Category
  (Minerals & Rail
  Services and Products)     227,714     41,975     200,167     42,329

 General Corporate                60     (1,387)         --       (121)
 ---------------------------------------------------------------------

 Consolidated Totals      $1,044,897  $ 133,873  $  927,364  $ 124,728
 =====================================================================

                            Nine Months Ended      Nine Months Ended
                            September 30, 2008     September 30, 2007
                                      Operating              Operating
                                        Income                 Income
                           Revenues     (loss)    Revenues     (loss)
 ---------------------------------------------------------------------

 Access Services Segment  $1,201,292  $ 155,970  $1,028,392  $ 132,402

 Mill Services Segment     1,286,037     99,608   1,117,529    103,441

 All Other Category
  (Minerals & Rail
  Services and Products)     644,766    127,953     567,617    112,247

 General Corporate               180     (4,439)         --       (940)
 ---------------------------------------------------------------------

 Consolidated Totals      $3,132,275  $ 379,092  $2,713,538  $ 347,150
 =====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com